Exhibit 4.4

                                                                  March 21, 1996


                                    IPI, INC.

                          1994 LONG-TERM INCENTIVE PLAN



                  AMENDMENT APPROVED BY THE BOARD OF DIRECTORS

         IPI, Inc. (the "Company") has heretofore adopted the IPI, Inc. 1994 Long-Term Incentive Plan (the "Plan"). Acting pursuant to the power reserved to it under Article 19 of the Plan, the Board of Directors of the Company has amended the Plan as set forth below:

         1. Paragraph 1(a) of the Plan is hereby amended to provide that an aggregate of 300,000 shares (the "Shares") of the Common Stock, $.01 par value, of the Company ("Common Stock") may be subject to awards granted under the Plan.

         2. The Amendment set forth herein is subject to the approval of the stockholders of the Company as set forth in Article 19 of the Plan.

         3. Except as set forth in Section 1 above, the Plan shall continue in full force and effect.

         Such amendment was adopted by the shareholders on March 21, 1996.